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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                                  JULY 2, 2002


                              24/7 REAL MEDIA, INC
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)







           DELAWARE                      1-14355                 13-3995672
(STATE OR OTHER JURISDICTION OF (COMMISSION FILE NUMBER)     (I.R.S. EMPLOYER
        INCORPORATION)                                       IDENTIFICATION NO.)


                    1250 BROADWAY, NEW YORK, NEW YORK, 10001
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (212) 231-7100
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ITEM 5  OTHER EVENTS

On July 2, 2002, 24/7 Real Media, Inc., a Delaware corporation ("24/7", or the "Company"), entered into a Series A and Series A-1 Preferred Stock and Common Stock Warrant Purchase Agreement (the "Purchase Agreement") with Sunra Capital Holdings Limited ("Sunra"), a newly formed investment fund advised by Merchant's Group International.

Sunra purchased $1.6 million of 24/7's newly created Series A Convertible Preferred Stock (the "Series A Preferred Stock"), $3.4 million of its newly created Series A-1 Non Voting Convertible Preferred Stock (the "Series A-1 Preferred Stock"), and may, at its option, purchase up to an additional $2 million of the Series A Preferred Stock (the "Option"). All then-outstanding shares of Series A-1 Preferred Stock will automatically be converted into shares of Series A Preferred Stock upon the approval of the Company's stockholders of such conversion (the "Conversion"), and will not otherwise be convertible into Series A Preferred Stock or any other class of capital stock of the Company. The Series A-1 Preferred Stock will be redeemable in full at the option of Sunra in the event the stockholders reject the Conversion or fail to approve the Conversion by October 15, 2002, or if the Company's Board of Directors withdraws its recommendation that the stockholders approve the Conversion. To secure its potential obligation to redeem the Series A-1 Preferred Stock, the Company has placed $3.6 million into escrow, which will be released either to the Company if and when stockholder approval for the Conversion is obtained or to Sunra when it redeems its Series A-1 Preferred Stock. The Series A Preferred Stock is not redeemable.

Each share of Series A Preferred Stock is convertible into common stock of the Company (the "Common Stock") at any time at the option of the holder thereof at a conversion price of $0.20535 per share of Common Stock (the "Per Share Purchase Price"). There will be no change to the conversion ratio of the Series A Preferred Stock based upon the future trading price of the Common Stock. The conversion ratio of the Series A Preferred Stock is subject to adjustment in the event of certain future issuances of Company equity at an effective per share purchase price lower than the Per Share Purchase Price.

The Company has also issued three warrants to Sunra to purchase shares of Common Stock at an exercise price per share equal to the Per Share Purchase Price, of which (i) one warrant entitles Sunra to purchase up to approximately 780,000 shares of Common Stock and is immediately exercisable; (ii) another warrant entitles Sunra to purchase up to approximately 1.66 million additional shares of Common Stock and only becomes exercisable upon the effective date of the Conversion; and (iii) a final warrant entitles Sunra to purchase up to approximately 1.0 million additional shares of Common Stock and only becomes exercisable in the event Sunra becomes entitled to redeem its Series A-1 Preferred Stock. Each such warrant will remain exercisable until the fifth anniversary of the date on which the warrant first became exercisable.

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All warrants issued pursuant to this transaction may be exercised through a cashless exercise.

If the Option is exercised in full, then Sunra will become the beneficial owner of approximately 37,897,000 shares of Common Stock, or approximately 42.7% of the Company's outstanding common stock. The closing of the Option is contingent upon prior stockholder approval.

At any time after the second anniversary of the earlier of the conversion or redemption of the Series A-1 Preferred Stock, each share of outstanding Series A Preferred Stock will automatically convert into the applicable number of shares of Common Stock if the Common Stock is then traded and the average per share closing price of the Common Stock on the Nasdaq National Market or the Nasdaq Smallcap Market, or similar quotation system or a national securities exchange, is greater than three (3) times the Per Share Purchase Price over a sixty (60) trading day period, the average daily trading volume of the Common Stock over such period is at least 200,000 shares and certain other conditions are satisfied.

The Series A and Series A-1 Preferred Stock will accrue and cumulate dividends at a rate of 6% per year, compounded monthly, payable when, as and if declared by the Company's Board of Directors. All accrued dividends must be paid before any dividends may be declared or paid on the Common Stock, and shall be paid as an increase in the liquidation preference of the Series A and Series A-1 Preferred Stock payable upon the sale, merger, liquidation, dissolution or winding up of the Company.

In the event of a liquidation, dissolution or winding up of the Company, if the holders of Common Stock would receive consideration per share equal to less than three (3) times the Per Share Purchase Price (assuming for this purpose the prior conversion in full of all Series A and Series A-1 Preferred Stock into the applicable number of shares of Common Stock), then the holders of the Series A and Series A-1 Preferred Stock are entitled to a liquidation preference payment per share equal to the Per Share Purchase Price, plus any dividends accrued but unpaid as of such date. After payment of the foregoing preference, the holder of each share of Series A and Series A-1 Preferred Stock would then also participate with the holders of the Common Stock in the distribution of the proceeds from such a liquidation event to the holders of the Common Stock. A merger, consolidation or sale of the Company will be treated as a liquidation event unless such transaction has been approved by the holders of a majority of the outstanding Series A Preferred Stock.

Holders of the Series A Preferred Stock generally will vote together with the holders of shares of Common Stock, with each share of Series A Preferred Stock representing that number of votes equal to that number of shares of Common Stock into which it is then convertible. However, the holders of the Series A Preferred Stock will be entitled to a separate class vote with respect to certain matters, including the creation of a class or series of stock having preferences or privileges senior to or on a parity with the Series A Preferred Stock and any amendment or

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waiver of any provision of the Company's Certificate of Incorporation or Bylaws
that would adversely affect the rights, privileges and preferences of the Series A Preferred Stock. Additionally, at any time prior to the second anniversary of the redemption or conversion of the Series A-1 Preferred Stock, holders of the Series A Preferred Stock will be entitled to a separate class vote with respect to a proposed merger, consolidation, or sale of the Company, unless, at the time of the signing of a definitive agreement or taking of such other action necessary to effect such a transaction, the fair market value of one share of Common Stock is greater than three times the Per Share Purchase Price. Additionally, pursuant to the right of the holders of the Series A Preferred Stock to designate a member to the Company's board of directors, Joseph Waechter, President of Sunra and a director of Merchant's Group International, joined the Company's Board of Directors upon the completion of this sale of Series A and Series A-1 Preferred Stock. Upon the Conversion, Sunra will have the right to designate a second director.

Merchant's Group International acted as a "finder" for this transaction. The Company has paid or will pay Merchant's Group the following compensation: (i) a warrant to purchase 400,000 shares of Common Stock at an exercise price equal to the Per Share Purchase Price that is immediately exercisable for a five-year term beginning on the date it was issued and (ii) $280,000 in cash, of which $64,000 was paid at the closing of this transaction, $136,000 will become payable upon the effective date of the Conversion, and $80,000 will become payable if the Option is fully exercised.

The parties also entered into a Registration Rights Agreement pursuant to which the Company is obligated to file a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of all warrants issued to Sunra and Merchant's Group International in connection with this transaction, and has also granted piggyback registration rights to the holders of such shares, on a pari passu basis with existing registration rights holders, to participate in certain registered offerings of the Company's securities.

The Company expects to seek approval of the Conversion at its Annual Meeting of Stockholders, expected to be held in the third quarter. The Company also agreed with Sunra that it would submit for stockholder approval certain proposals to authorize a reverse split of the Common Stock, to become effective at such future time and in such proportion as the Board of Directors may decide.

The Certificate of Designation filed with the Secretary of State of the State of Delaware relating to the Series A Preferred Stock and the Series A and Series A-1 Preferred Stock and Common Stock Warrant Purchase Agreement, a related warrant and the Investor Rights Agreement entered into with Sunra are filed as exhibits hereto and are hereby incorporated by reference.

The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the aforementioned transaction documents. The Company intends to use the proceeds for general corporate purposes.


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ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
AND EXHIBITS

         (a)      Financial Statements of Businesses Acquired

                  Not applicable

         (b)      Unaudited Pro Forma Consolidated Financial Information

                  Not applicable.

         (c)      Exhibits

         (d)      Exhibits

         4.1      Certificate of Designation of Series A Convertible Preferred
         Stock

         10.1 Series A and Series A-1 Preferred Stock and Common Stock Warrant Purchase Agreement dated as of July 2, 2002 between the Company and Sunra Capital Holdings Limited ("Sunra")*.

         10.2 Form of Warrant to purchase Common Stock to be issued to Sunra.

         10.3 Investor Rights Agreement dated as of July 2, 2002 among the Company, Sunra and Merchant Partners LLC.

         * Disclosure schedules are omitted, but will be furnished supplementally to the Commission upon request.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                24/7 Real Media, Inc


Date July 3, 2002                               By: /s/ Mark E. Moran
                                                   ----------------------------
                                                   Executive Vice President and
                                                   General Counsel